EXHIBIT 10.78

POWERGEN

UK LONG TERM INCENTIVE PLAN

NOVEMBER 2002

I

EXECUTIVE SUMMARY

This document sets out detailed proposals for the design and operation of the UK Long-term Incentive Plan (“the Plan”).

Purpose of the Plan

The primary purpose of the plan is to provide senior executives under a UK contract of employment with an incentive, beyond the annual bonus, linked to company performance.

In addition, the plan is intended to assist in the retention of executives and to ensure that, when considered with the E.ON Stock Option Award Programme, the level of long-term incentive reward available is competitive in the UK market.

Eligibility

The following categories of executives employed by Powergen UK plc are eligible to be considered for awards in 2002 and future years subject to Board approval:

1.                                       Directors in the Powergen UK business.

2.                                       Corporate Powergen Directors based in the UK.

3.                                       UK Directors on secondment to LG&E.

4.                                       Selected Senior Managers

In addition, for the awards in 2003 and onwards, it is proposed that selected senior managers may be included in the plan.  Currently it is estimated that approximately 25 senior managers have sufficiently broad impact on either Powergen UK or the Corporate Centre to be included, although that figure may be revised as the business changes.

For the avoidance of doubt, former TXU employees will not be included in the 2002 grant.

Plan Overview

Awards will be granted on an annual basis.  Each award will be earned over three financial years.  Target award levels will be expressed as a percentage of annual salary valued at time of grant.

The target award will be adjusted according to business performance in each of the three financial years and the adjusted award paid in cash following the approval of E.ON AG’s results at the end of the third financial year by E.ON AG’s shareholders

The adjustment following each year’s results may be up or down by up to 30%.  So, for example, if an executive’s initial award is £100:

1.                                       The maximum award at the end of three years would be 100 x 1.3 x 1.3 x 1.3 = £219.70.

2.                                       The minimum award at the end of three years would be 100 x 0.7 x 0.7 x 0.7 = £34.30.

Performance Measures

The performance measures will be agreed at the beginning of each year.  Performance measures for 2002 will be as follows using the definition of Internal Operating Profit (IOP) in the E.ON Planning and Controlling Manual:

1.                                       Powergen UK Internal Operating Profit for those working in that business.

2.                                       LG&E Internal Operating Profit for UK expatriates working in LG&E.

3.                                       Powergen Group Internal Operating Profit for those working in the Corporate Centre.

The adjustment to the target award will be by 3% of the target award for each 1% variation from target.  So the maximum adjustment of 30% to the target award applies for results 10% or more above target, and conversely the maximum reduction of 30% applies for results 10% or more below target.

Key design issues

The following are the key design issues that have been discussed with the UK and E.ON HR management, and the recommended approach that has been incorporated in the draft documentation.

1.               The company has the right in exceptional circumstances such as very poor business results or a major accident to cancel or defer the payments under the plan.

2.               Where participant moves between business units the company has the option to change the performance measure to the new business unit for current and subsequent years of existing awards as well as for future awards.

3.               The award should be paid to employees who are in service on the last day of the three year period.  This is different from the position previously notified which was that people working out notice at the end of the award period would not be entitled to payment.  It was considered that the complication of pro-rating and the negative impact of proposing to cancel or reduce awards outweighed any cost saving or extended retention.

4.               Individual performance is a factor in the plan in that poor performers may not be granted an award.  However, once an award has been granted, only company performance and remaining in service determine whether the award is paid and the amount of the award.

5.               If the business is restructured, the Board has the right to revise targets to reflect the new business structure.

II

RULES OF THE POWERGEN LONG-TERM INCENTIVE PLAN

These rules govern the operation of the Powergen UK and Corporate Centre Long-Term Incentive Plan (“the Plan”) which has been established to provide selected Powergen executives under a UK contract of employment with a long-term incentive opportunity related to business performance.

The plan is operated on behalf of the Board of Powergen plc whose decision on questions of interpretation of the rules is final.  It is anticipated that this Plan will be adopted by the Powergen Board at the last meeting of 2002.  The Powergen Board delegates full authority to the Senior Vice President Corporate Executive Human Resources of E.ON AG (currently Stefan Vogg) in all matters relating to the operation of the Plan including participants and performance measures.

Definitions

Award period means the period of 36 months commencing at the start of the financial year in which the award is granted.

Board means the Board of Powergen plc.

Award means a contingent entitlement to payment under the plan granted under rule 2.

Award period means the three financial years of Powergen starting with the year in which the award is granted.

E.ON Group means E.ON AG and all its subsidiary and associated companies.

1.                        Eligibility

Participation in the Plan is by invitation at the discretion of the Board who may select participants from directors and senior managers in the following categories:

(a)                                  those working in the Powergen UK business;

(b)                                 those working in the Powergen Corporate Centre based in the UK;

(c)                                  UK employees on secondment to LG&E or elsewhere in the E.ON Group

The grant of an award in a particular plan cycle does not imply that the participant will be granted awards in subsequent cycles of the plan.

2.                        Grant of Awards

Awards granted will be expressed as a target monetary amount and will be notified to participants in writing.  Each award will relate to a period of three financial years of Powergen starting with the year in which the award is granted.

Following each financial year, the target award will be increased or reduced according to a performance measure and scale included in the award letter.

3.                        Payment of the Award

Provided the award holder is employed within the E.ON Group continuously from the date of the award until the end of the award period the monetary value of the amount of the award following the adjustment after the end of the third financial year will be paid within 90 days of the approval of E.ON AG’s results at the end of the third financial year by E.ON AG’s shareholders.

The payment will be subject to the normal deductions for taxation and social security contributions that apply to cash bonuses.  Payments are not pensionable.

4.                        Transferring with the E.ON Group

If an award holder transfers from one business to another within the E.ON Group past awards will continue as normal; performance measures for past awards will, unless notification to the contrary is given to the award holder, continue to be operated based on the performance of the business units as stated in the original award letter for each award.  Any subsequent awards, if granted, would normally be based on performance of the unit in which the participant was working at the date of that award.

5.                        Sale of a Business

If the business in which the participant is working ceases to be part of the E.ON Group the Board may terminate those awards in accordance with rule 8 or may agree with the new owner that awards continue in operation and become the responsibility of the new owner.  In the case of awards held by employees no longer working in the business being sold but elsewhere in the E.ON Group, the Board will determine whether those awards continue with revised performance measure or are terminated in accordance with rule 8.

6.                        Restructuring of the Business

If all or any part of the business is restructured, the Board has the right to revise targets to reflect the new business structure.

7.                        Leaving the E.ON Group

If an award holder ceases to be employed within the E.ON Group for any reason then no payment will be made unless cessation of employment takes place after the end of the first financial year of the award period as a result of:

(a)                                  retirement, whether at normal retirement date, early or late or due to ill-health; or

(b)                                 death in service; or

(c)                                  redundancy.

In those circumstances the amount of award, adjusted for each completed financial year of service relating to the award, will be pro-rated for completed months of employment since the start of the financial year in which the award was granted as compared to the 36 months of the award period.  That is:

Amount of payment = Latest adjusted   x   Completed months of service in award period

                                     value of award                                           36

8.                        Cancellation or deferral of payment

In exceptional circumstances the Board may at its discretion cancel, reduce or defer payment of any award due for payment. In this context exceptional circumstances would include, but not be limited to, severely adverse financial results; serious financial irregularities or wider group policy decision.

9.                        Termination of Plan or Awards

The Board may at its discretion at any time terminate the plan or terminate awards that have been made previously.  In that event, awards will be paid in cash pro rata for months completed during the award period at a level reflecting adjustments for all completed financial years prior to termination of the award.  Payment will be made in cash within 90 days after the effective date of termination.

10.                 Discretion of the Board

If any circumstances arise that are not covered by these rules, the Board, having taken advice from the Senior Vice President Corporate Executive Human Resources of E.ON AG E.ON AG (currently Stefan Vogg), will decide on the approach to be taken and that decision will be final.

11.                 Adjustments to Awards

At the discretion of the Senior Vice President Corporate Executive Human Resources of E.ON AG (currently Stefan Vogg), the size of an award may be adjusted to reflect circumstances such as:

1.                                       Absence from work on reduced pay or unpaid, for example through leave of absence, extended maternity leave or sickness.

2.                                       Change to working hours such as a move from full-time to part-time or vice versa.

3.                                       Change in the financial year end of Powergen and/or E.ON AG.

If such adjustment is made it should be calculated to reflect the actual time paid at full rate (or pro rata at a reduced rate) during the award period as compared to that anticipated when the award was made.

No adjustment to awards will be made in the case of salary increases or promotion during the award period.

11.                               Amendment to Rules

The Board, having taken advice from the Senior Vice President Corporate Executive Human Resources of E.ON AG (currently Stefan Vogg), may amend these Rules.  Any amendment will be effective only for awards granted after the amendment is made.

III

ADMINISTRATION GUIDE

This guide forms part of the governance of the Powergen Long-Term Incentive Plan (“the Plan”) approved by the Board of Powergen plc and is intended as a reference document for the Board and for the administration of the plan. It is to be read in conjunction with the Rules of the Plan.

The Powergen Board will delegate full authority to the Senior Vice President Corporate Executive Human Resources of E.ON AG (currently Stefan Vogg) in all matters relating to the operation of the Plan including participants and performance measures.

Key decisions regarding changes to the design of the Plan are referred formally by the Board.  In all cases the Board will take advice from the Senior Vice President Corporate Executive Human Resources of E.ON AG (currently Stefan Vogg) prior to taking its decision.  However, the Powergen Board delegates full authority to the Senior Vice President Corporate Executive Human Resources of E.ON AG (currently Stefan Vogg) in all matters relating to the operation of the Plan including participants and performance measures.

1.                        Eligibility

Awards are intended to be made annually, subject to Board approval and to satisfactory individual performance to:

1.               Directors in the UK business.

2.               Directors based in the UK in the Powergen Corporate Centre.

3.               UK Directors on secondment elsewhere in the E.ON Group.

4.               At discretion, selected other senior managers based in the UK or on secondment elsewhere in E.ON Group.

Note: Secondees to Powergen from elsewhere in E.ON Group, on expatriate terms or otherwise, are not normally eligible for the plan.

2.                        Size of award

For 2003 the award is to be calculated as the following percentage of salary on 1st January in the financial year in which the award is granted:

Position	Target Award as percentage of Salary
UK Chief Executive	40%
Directors	25%
Senior Managers	15%

The basis of future awards will be recommended to the Board on an annual basis.

Awards will be expressed as a money amount calculated on annual basic salary as at 1st January at the start of the financial year in which the award is granted.  No adjustment will be made for subsequent salary increases or promotions.

3.                        Performance measures

The performance measure for each award is announced in the award letter.  The performance measure for 2002 will be Internal Operating Profit as defined in the E.ON Planning and Controlling Manual.  This could change for subsequent years; any change in performance measure will apply to existing awards part way through their award period as well as to subsequent awards so that only one measure is in use for any year for each company.

The intention is that the performance measured will be that of the business in which the participant is working when the award is granted; subsequent changes in role will not affect the measures applied to the awards granted previously.  Performance measured will therefore be:

1.                                       Powergen UK Internal Operating Profit for those working in that business.

2.                                       LG&E Internal Operating Profit for UK expatriates working in LG&E.

3.                                       Powergen Group Internal Operating Profit for those working in the Corporate Centre.

For 2002 and 2003 the performance scale for adjustment will be a 3% change in award value for each 1% variance from target.  The variance should be calculated as a percentage to one decimal place so for example if final results are 96.3% of target this is a variance of -3.7%; this variance would result in awards being reduced by 3 x 3.7% = 11.1%.

4.                        New entrants to the population

New entrants to the population of Directors and Senior Managers that may be considered for the plan will be considered for an award at the next award date following their date of joining that population.  This will apply irrespective of whether they join the population by external recruitment, by promotion within Powergen or by transfer from elsewhere in the E.ON Group.

In exceptional cases, the Board has discretion to make an award at a date other than the normal award date for the year; the amount of the award may differ from the normal formula.

5.                        Adjustment of awards

The rules allow discretion for adjustment in awards where the participant works for a proportion of full-time that is substantially different from that envisaged at the award date.  This could happen where an employee changes from full-time to part-time or vice versa, or has a period of absence for whatever reason at reduced pay or on an unpaid basis.

Cases will be considered by the SVP Corporate Executive Human Resources on an individual basis.  In general the principle for adjustment would be to calculate the proportion of time paid at base salary during the three year award period as compared to that expected.  For example, someone working 60% of time (3 days per week) at the time of the award who changed to full-time six months before the end of the award period has been paid at base salary for 2.5 years x ..6 + 0.5 years x 1 = 2 years.  This compares to an expected 3 years x 0.6 = 1.8.

There would therefore be a case for increasing the award in the ratio of 2:1.8.

Similarly someone who had a period of six months unpaid leave during the three year period might have their award reduced in the ratio 2.5:3.

Someone who is on unpaid maternity leave or other leave at the end of the three year period relating to an award is treated as being in service at that date and qualifies for payment of the award.

6.                        Payment of awards

Awards are to be paid via payroll within 90 days of the approval of E.ON AG’s results at the end of the third financial year by E.ON AG’s shareholders.  The payment amount will be net of the usual tax and National Insurance (or equivalent) deductions.

Payments on early termination of awards, for example on retirement or on sale of a business, to be made by cheque within 90 days after the effective date of termination.

Illustration Only

POWERGEN LONG-TERM INCENTIVE PLAN

Statement of awards for: A Director

		March 2003
Year Award Granted		2002	2003	2004	2005	Total
Award Period – Financial Years		2002 - 2004
Initial Award		£10,000	£20,000
Adjustments based on performance of		Powergen UK	Powergen UK
2002	Award value as at 1st January	£10,000
	Performance measure and target	IOP £300m
	Performance outcome	£297m (99%)
	Adjustment to award	-3%
2003	Award value as at 1st January	£9,700	£20,000
	Performance measure and target	IOP £320m	IOP £320m
	Performance outcome
	Adjustment to award
2004	Award value as at 1st January
	Performance measure and target
	Performance outcome
	Adjustment to award
2005	Award value as at 1st January
	Performance measure and target
	Performance outcome
	Adjustment to award